Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Frank Cappello (216) 881-8600
SIFCO Industries, Inc. Announces Plans to Explore Strategic Alternatives for its Turbine Component Repair Business in Minneapolis, Minnesota
SIFCO Industries, Inc. (the “Company”) announced today that it will explore strategic alternatives for its small aerospace turbine engine component repair business located in Minneapolis, Minnesota for the purpose of enhancing shareholder value.
Jeffrey P. Gotschall, Chief Executive Officer said, “after the Company’s divestiture of its large aerospace and industrial turbine engine component repair businesses in fiscal 2006 and 2007, respectively, senior management and the Board of Directors have determined that the business of turbine engine component repair was no longer core to the Company’s strategic outlook. As a single location, independent turbine engine component repair operation that is not also in the business of engine overhaul/management, this business continues to face challenging market conditions. Therefore, our Board of Directors has concluded that it is in the best interests of the Company’s shareholders to conduct an orderly and comprehensive review and evaluation of strategic alternatives available to us, including a divestiture of this business.”
There can be no assurance that strategic alternatives will be available or that the Company will elect to consummate any such alternatives. The Company does not intend to provide updates or make any further comment until the outcome of the process is determined and/or until there are significant developments.
Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.
SIFCO Industries, Inc. is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include forging, heat-treating, coating, welding, machining and selective electrochemical finishing. The products include forged components, machined forged components and other machined metal components, remanufactured component parts for aerospace turbine engines, and selective electrochemical finishing solutions and equipment. The Company’s operations are conducted in three business segments: (1) Aerospace Component Manufacturing Group, (2) Turbine Components Services and Repair Group, and (3) Applied Surface Concepts Group.